Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick	Catherine E. Lawler
Executive Vice President	Investor Relations
(847) 382-1000	(847) 671-1177

CTI Industries Corporation
Reports Increased Revenues and Profits
For the Second Quarter of 2007

FOR IMMEDIATE RELEASE
Wednesday, August 15, 2007

BARRINGTON, IL, August 15, 2007 -- CTI Industries Corporation (NASDAQ Capital Market - CTIB), a manufacturer and marketer of metalized balloons, latex balloons, novelty items, packaging and storage bags and pouches and printed and laminated films, today released financial results for its second quarter and for the six months ending June 30, 2007. For the quarter, net sales were $9,259,000, compared to net sales for the second quarter of 2006 of $8,997,000, an increase of 2.9%. The Company realized a net profit for the quarter of $423,000 compared to a net profit for the same period in 2006 of $206,000.

Net income per share for the three months ended June 30, 2007 was $0.18 (basic) and $0.17 (diluted), compared to net income per share for the three months ended June 30, 2006 of $0.10 (basic) and $0.09 (diluted).

For the six month period ended June 30, 2007, net revenues were $17,538,000, compared to net revenues for the same period in 2006 of $17,153,000, an increase of 2.2%. For the six month period, the Company had net income of $371,000, representing earnings per share of $0.17 (basic) and $0.15 (diluted), compared to net income of $425,000 for the same period of 2006 which represented earnings per share of $0.21 (basic) and $0.19 (diluted).

The Company also reported that, during the second quarter of 2007, the Company commenced marketing and sales efforts for its new line of zippered vacuum pouches directed to the sportsman market which is being offered under the name Zip Vac.™ The product line includes a package containing three quart and two gallon zippered vacuum pouches, a hand pump and a battery-operated pump. Additional pouches are offered in a separate container. The pouches are intended for use in the storage and vacuum sealing of food and other items to protect against exposure and to extend freshness or useful life.

John Schwan, Chairman and Executive Vice President of the Company reported that, “We have received a purchase order from one retail chain for our ZipVac™ line and indications of interest from several others. We anticipate that production and deliveries of the ZipVac™ line will commence during the third quarter of 2007.”

The Company is also engaged in a development and evaluation program for zippered bags with a consumer products company and has produced and sold some pouches to this company as part of the evaluation program. The Company has not received a purchase commitment from this Company.

The Company has entered orders for three new pouch converting machines for the production of zippered vacuum pouches, has received and installed one of those machines and has commenced production on the installed machine. Depending on the level of orders or commitments actually received for these products, the Company may purchase additional pouch converting machines.

* * * *

CTI Industries is one of the leading manufacturers and marketers of metalized and latex balloons, develops, produces and markets bags and pouches for storage and packaging applications and produces laminated and printed films for commercial uses. CTI markets its products throughout the United States and in a number of other countries.

This press release may contain forward-looking statements within the meaning of Section 17A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including (i) the risks of generating and maintaining sales in a highly competitive market, (ii) the ability of the Company to enter into or maintain contracts or relationships with customers, distributors, licensors and suppliers, (iii) manufacturing risks, as well as other risks and uncertainties reported by the Company in its SEC filings, and such statements should also be considered in conjunction with cautionary statements contained in the Company’s most recent filing with the Securities and Exchange Commission on Form 10-K.

- FINANCIAL HIGHLIGHTS FOLLOW -

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	June 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$528,571	$384,565
Accounts receivable, net	5,641,871	6,442,765
Inventories, net	8,929,696	7,974,113
Other current assets	1,980,753	1,689,802
Total current assets	17,080,891	16,491,245

Property, plant and equipment, net	8,707,621	8,592,274
Other assets	1,371,426	1,561,420

Total Assets	$27,159,938	$26,644,939

Liabilities & Stockholders' Equity
Total current liabilities	$14,516,031	$14,643,374
Long term debt, less current maturities	5,199,535	5,592,696
Other liabilities	1,167,524	1,294,272
Minority interest	12,603	12,672
Stockholders' equity	6,264,245	5,101,925

Total Liabilities & Stockholders' Equity	$27,159,938	$26,644,939

Consolidated Statements of Income
	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$9,258,828	$8,996,935	$17,537,702	$17,153,158
Cost of sales	6,514,432	6,799,824	12,890,619	13,002,732

Gross profit	2,744,396	2,197,111	4,647,083	4,150,426

Operating expenses	1,918,204	1,593,620	3,627,132	3,005,981

Income from operations	826,192	603,491	1,019,951	1,144,445

Other income (expense):
Net Interest expense	(292,914)	(431,426)	(627,498)	(762,049)
Other	41,175	43,009	93,347	90,554

Income before income taxes and minority interest	574,453	215,074	485,800	472,950

Income tax expense	151,293	9,423	114,886	47,611

Income before minority interest	423,160	205,651	370,914	425,339

Minority interest in loss of subsidiary	(35)	(48)	(69)	(128)

Net income	$423,195	$205,699	$370,983	$425,467

Basic income per common and common equivalent shares	$0.18	$0.10	$0.17	$0.21

Diluted income per common and common equivalent shares	$0.17	$0.09	$0.15	$0.19

Weighted average number of shares and equivalent shares of common stock outstanding:
Basic	2,303,371	2,053,311	2,230,670	2,044,939

Diluted	2,540,729	2,171,525	2,507,219	2,198,436